Exhibit 99.1

VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.
(certain assets, liabilities and operations related to its
black oil division and certain assets, liabilities and operations of the refining and marketing division)

FINANCIAL STATEMENTS

December 31, 2008 and 2007

VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.
(certain assets, liabilities and operations related to its
black oil division and certain assets, liabilities and
operations of the refining and marketing division)

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements

Balance sheets	F-3

Statements of operations and changes in partners’ capital	F-4

Statements of cash flows	F-5

Notes to financial statements	F-6 - F-15

Report of Independent Registered Public Accounting Firm

To the Partners of
Vertex Holdings, L.P.
Houston, TX

We have audited the accompanying balance sheets of Vertex Holdings, L.P., formerly Vertex Energy, L.P. (certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division) (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations and changes in partners’ capital, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vertex Holdings, L.P., formerly Vertex Energy, L.P. (certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

LBB & Associates Ltd., LLP

Houston, Texas
June 15, 2009

VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.
(certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division)
BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$17,616	$52,650
Accounts receivable, net	817,232	1,641,267
Accounts receivable – related parties	1,817,228	768,993
Due from partnership	405,219	-
Inventory	1,232,904	2,181,376
Prepaid expenses	270,522	645,775
Total current assets	4,560,721	5,290,061

Fixed assets, net	11,022	-

TOTAL ASSETS	$4,571,743	$5,290,061

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$1,836,340	$2,920,045
Accounts payable – related parties	2,676,650	1,089,902
Total current liabilities	4,512,990	4,009,947

PARTNERS’ CAPITAL
Partners’ Capital	58,753	1,280,114

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$4,571,743	$5,290,061

See accompanying notes to the financial statements.

VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.
(certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division)
STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Revenues	$62,170,275	$39,842,940
Revenues – related parties	3,043,019	2,181,559
	65,213,294	42,024,499

Cost of revenues	63,333,141	38,824,591

Gross profit	1,880,153	3,199,908

Selling, general and administrative expenses	2,157,265	968,563

Income (loss) from operations	(277,112)	2,231,345

Net income (loss)	(277,112)	2,231,345
Beginning partners’ capital	1,280,114	(127,586)
Current period distributions	(944,249)	(823,645)
Ending partners’ capital	$58,753	$1,280,114

See accompanying notes to the financial statements.

VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.
(certain assets, liabilities and operations related to a significant customer and certain assets, liabilities and operations of the refining and marketing division)
STATEMENTS OF CASH FLOW
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Cash flows operating activities
Net income (loss)	$(277,112)	$2,231,345
Adjustments to reconcile net income (loss) to cash
Provided by operating activities
Inventory impairment	852,678	-
Changes in assets and liabilities
Accounts receivable	824,034	409,849
Accounts receivable – related parties	(1,048,235)	(359,068)
Due from partnership	(405,219)	-
Inventory	95,794	(1,287,732)
Prepaid expenses	375,256	(496,485)
Accounts payable	(1,083,707)	918,181
Accounts payable – related parties	1,586,748	665,498
Other current liabilities	-	(161,934)
Net cash provided by operating activities	920,237	1,919,654

Cash flows from investing activities
Purchase of fixed assets	(11,022)	-
Net cash used by investing activities	(11,022)	-

Cash flows from financing activities
Net proceeds from (payments to) line of credit	-	(1,145,422)
Distributions to limited partners	(944,249)	(823,645)
Net cash used by financing activities	(944,249)	(1,969,067)

Net decrease in cash and cash equivalents	(35,034)	(49,413)

Cash and cash equivalents at beginning of the year	52,650	102,063

Cash and cash equivalents at end of year	$17,616	$52,650

SUPPLEMENTAL INFORMATION
Cash paid for interest during year	$-	$65,052

See accompanying notes to the financial statements.

VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.
(certain assets, liabilities and operations related to a significant customer and certain assets, liabilities and operations of the refining and marketing division)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Vertex Holdings, L.P., formerly Vertex Energy, L.P. (certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division)(“Vertex LP” or the “Company”), provides a range of services designed to aggregate, process and recycle industrial and commercial waste streams.  Vertex LP currently provides these services in 13 states, with its primary focus in the Gulf Coast region.

As described in more detail in Note 9 “Merger Agreement,” in May 2008, Vertex Holdings, L.P., Vertex Energy, Inc., Vertex Merger Sub, LLC and Benjamin P. Cowart, an individual, (collectively “the Partnership”) entered into an agreement and plan of merger with World Waste Technologies, Inc. (“World Waste”).  Pursuant to this agreement, the Partnership agreed to transfer (the “Transfer”) a specifically defined portion of its operations (referred to as the “Vertex Nevada Business”) to Vertex Energy, Inc. (“Vertex Nevada”). Vertex Nevada was formed to engage in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than activities incidental to its formation and the transactions contemplated by the merger agreement.

On March 6, 2009, a majority of the World Waste’s stockholders voted to merge with a wholly-owned subsidiary of Vertex Nevada.  The accompanying consolidated financial statements and footnote disclosures do not reflect the financial impact of the merger, which closed on April 16, 2009.  See Note 10.

These financial statements have been prepared to reflect:

(a)  the carve-out of certain assets, liabilities and operations of Vertex LP’s black oil division, and

(b) the carve-out of certain assets, liabilities and operations of Vertex LP’s refining and marketing division.

The financial statements have been “carved-out” from the consolidated financial statements of Vertex LP using the historical results of operations and historical basis of the assets and liabilities of Vertex LP.  The financial statements of Vertex LP give effect to accounting and allocation policies established by Vertex LP management for the purposes of these carve-out financial statements and are in accordance with the guidelines provided by Staff Accounting Bulletin No. 103, Update of Codification of Staff Accounting Bulletins (“SAB 103”), section 1B, which effectively superseded Staff Accounting Bulletin 55 (“SAB 55”), Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions, and Lesser Business Components of Another Entity.  The carve-out financial statements have been prepared on a basis that management believes to be reasonable to reflect the financial position, results of operations and cash flows of Vertex LP’s operations, including portions of Vertex LP’s corporate costs and administrative shared services.  The results of operations, financial position and cash flows from operations, investing and financing activities of the Vertex Nevada Business may be materially different if it is operated as a stand-alone entity.

Although the statement of operations line item does not disclose related party cost of revenue, Vertex Nevada did, in fact, incur related party cost of revenues for the periods presented.  Related party cost of revenues consisted of various cost items such as terminal storage costs, transportation costs, product inventory costs, and analytical costs.  None of these costs, however, were related to the revenue set forth under revenues-related parties.  A detailed description of related party cost of revenues is instead disclosed in Note 6.

NOTE 1.  BASIS OF PRESENTATION AND NATURE OF OPERATIONS (CONTINUED)

COMPANY OPERATIONS

Vertex LP’s operations are primarily focused on recycle/reuse options for petroleum products, crudes, used lubricants and distillate petroleum products. This focus includes the aggregation, processing and refining of these used petroleum materials into viable commodity products. Vertex LP’s two principal divisions are comprised of Black Oil and Refining and Marketing.

Black Oil

Through its Black Oil division, which has been operational since 2001, Vertex LP recycles used motor oil by purchasing it from a network of local and regional collectors with which Vertex LP has existing relationships, consolidating it for efficient delivery, and selling it to third-party re-refiners.  Historically, substantially all of the feedstock that is gathered from these collectors has been transported by truck, rail, or barge to a third-party re-refinery in Marrero, Louisiana.  This re-refinery purchases Vertex LP’s feedstock pursuant to a month-to-month relationship with Vertex LP.  The re-refinery then upgrades and sells the product for its own account.

Refining and Marketing

Through its Refining and Marketing division, which has been operational since 2004, Vertex LP recycles hydrocarbon streams by (1) purchasing and aggregating these streams from collectors and generators, (2) managing the delivery of these streams to a third-party facility for processing into end-products and (3) managing the sale of the end-products.  Vertex LP gathers hydrocarbon streams in the form of petroleum distillates, transmix and other chemical products that have become off-specification during the transportation or refining process. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, processed on Vertex LP’s behalf by a third-party facility, and then resold by Vertex LP.  The end products are typically three distillate petroleum streams (gasoline blendstock, fuel oil cutterstock and marine diesel oil), which are sold to major oil companies or to large petroleum trading and blending companies.

There are no assets being transferred to Vertex Nevada because the Vertex Nevada Business currently contracts on a fee-paid basis for the use of all assets it deems to be necessary to conduct its operations, from either independent third-parties or related parties.  These assets are made available to Vertex LP at market rates, and it is expected that these contracted assets will remain available to Vertex Nevada under the same, or substantially similar, terms going forward.  Management of the Vertex Nevada Business has chosen to contract for the use of assets rather than purchase or build and own them in order to provide flexibility in its capital equipment requirements in the event there is a need for more or less capacity due to rapid growth or contraction in the future. Vertex Nevada expects that it will continue to rely on contracts for access to assets going forward, to avoid the initial capital expenditures that would be required to build its own facilities.  Management believes that contracting for, instead of buying or building, capital infrastructure is a prudent business decision because in addition to allowing Vertex Nevada to avoid large initial capital outlays and ongoing depreciation charges and maintenance expenditures related to such capital outlays, it also enables Vertex Nevada to grow more quickly because it needs only to raise the working capital necessary to accommodate expected future growth rather than having to raise both working capital and investment capital.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all short-term investments purchased with original maturities of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable represents amounts due from customers. Accounts receivable are recorded at invoiced amounts, net of reserves and allowances, and do not bear interest. The Company uses its best estimate to determine the required allowance for doubtful accounts based on a variety of factors, including the length of time receivables are past due, economic trends and conditions affecting its customer base, significant one-time events and historical write-off experience. Specific provisions are recorded for individual receivables when we become aware of a customer’s inability to meet its financial obligations. The Company reviews the adequacy of its reserves and allowances quarterly.

Receivable balances greater than 30 days past due are individually reviewed for collectability and if deemed uncollectible, are charged off against the allowance accounts after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any significant off balance sheet credit exposure related to its customers. The allowance was $0 at December 31, 2008 and 2007.

Inventory

Inventories of products consist of feedstocks and refined petroleum products and are reported at the lower of cost or market. The Company recorded inventory impairments of $852,678 and $0 during the years ended December 31, 2008 and 2007, respectively, and included the amounts in cost of revenues.

Fixed Assets

Fixed assets are stated at historical costs.  Depreciation of fixed assets placed in operations is provided using the straight-line method over the estimated useful lives of the assets.  The policy of the Company is to charge amounts for maintenance and repairs to expenses, and to capitalize expenditures for major replacements and betterments.

Revenue recognition

Revenue for each of the Company’s divisions is recognized when persuasive evidence of an arrangement exists, goods are delivered, sales price is determinable, and collection is reasonably assured. Revenue is recognized as inventory is shipped to customers.

Leases

The Company recognizes lease expense on a straight-line basis over the minimum lease terms which expire at various dates through 2011.  These leases are for office and storage tank facilities and are classified as operating leases.  For leases that contain predetermined, fixed escalations of the minimum rentals, the Company recognizes the rent expense on a straight-line basis and records the difference between the rent expense and the rental amount payable in liabilities.

Leasehold improvements made at the inception of the lease are amortized over the shorter of the asset life or the initial lease term as described above.  Leasehold improvements made during the lease term are also amortized over the shorter of the asset life or the remaining lease term.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt.  The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair value due to the short-term nature of such instruments.  The carrying value of debt approximates fair value, since the interest rates are market based and are adjusted periodically.

Use of estimates

These financial statements were prepared in accordance with accounting principles generally accepted in the United States.  Certain amounts included in or affecting the financial statements and related disclosures must be estimated by management, requiring certain assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared.  These estimates and assumptions affect the amounts reported for assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements.  Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Recently issued accounting pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3.  REVOLVING CREDIT FACILITY

On June 18, 2006, Regions Bank provided a $3,500,000 revolving line of credit to the Partnership.  The line accrues interest on any outstanding balance according to a quarterly adjusted rate based on LIBOR plus 2.75% (3.50% as of December 31, 2008).  The line matures on June 30, 2009.  Advances under the line are limited to eighty percent of eligible accounts receivable and fifty percent of eligible inventory, as defined by the agreement.  The line is secured by accounts receivable and inventory, assignment of life insurance policies, and a personal guaranty of the managing partner.  The total balance outstanding on the line of credit was approximately $2,989,021 and $2,150,000 at December 31, 2008 and 2007, respectively.  The Company’s portion of the outstanding balance was $0 as of December 31, 2008 and 2007, respectively.  The Company will negotiate its own credit facility in the future.

NOTE 4.  DUE FROM PARTNERSHIP

From time to time, the Company provides cash advances to the Partnership to fund current operations. These advances are non-interest bearing to the Partnership. The balance was $405,219 and $0 at December 31, 2008 and 2007, respectively.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

The Company leases office facilities under an operating lease expiring in April, 2011. Thereafter, the lease continues on a month-to-month basis.   Lease payments under these agreements totaled $71,647 and $42,908 for the year ended December 31, 2008 and 2007, respectively.

The Company also has entered into an agreement to lease storage tanks at a Cedar Bayou, Texas storage and transfer facility with a related party.  The agreement required a six month term beginning January 1, 2007 at a minimum monthly fee of $17,700. The agreement was renewed for a twelve month term beginning November 1, 2008. The Company may terminate the agreement with ninety days notice. The new minimum monthly warehousing rate is $15,000 per month.  Rental expense under this operating lease was approximately $35,000 per month for the periods ended December 31, 2008 and 2007, respectively.

Future minimum non-cancelable rental payments required in 2009, 2010, 2011 and 2012 under these operating leases totaled $34,996, $36,006, $12,114 and $0, respectively.  Rental expense under all operating leases was approximately $493,000 and $463,000 for the year ended December 31, 2008 and 2007, respectively.

Vertex LP is subject to legal claims and proceedings that arise in the ordinary course of business.  Some of these claims or proceedings against it may have an adverse effect on the financial condition or results of operations of Vertex LP.  The Company’s management does not expect that the results in any of these potential legal proceedings will have an adverse affect on the Company’s financial condition or results of operations.  In accordance with SFAS No. 5, “Accounting for Contingencies,” the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  The Company believes it has adequate provisions for any such matters.  Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of a contingency.

The Company has several purchase agreements that require purchases of minimum quantities of the Company’s products.  The agreements generally have one year terms, after which they become month-to-month agreements.  Minimum purchases under these contracts are approximately $10,213,000 and $8,124,000, for 2009 and 2010, respectively.

NOTE 6.  RELATED PARTIES

The Company has numerous transactions with the Partnership, including the lease of the Partnership’s storage facility, transportation of feedstock to re-refiners and the Company’s storage facility, and delivery from the Company’s re-refinery to end customers.  The pricing under these contracts are with certain wholly-owned subsidiaries of the Partnership and are priced at market, and are reviewed periodically from time to time by the related party transaction committee.  The financial statements included revenues from related parties of $3,043,019 and $2,181,559 and inventory purchases from related parties of $11,585,420 and $5,406,602 for the year ended December 31, 2008 and 2007, respectively.

The Company relies on various related parties for significant portions of its purchases and sales of its products, as disclosed above.  The total balance owed to these parties was $2,676,650 and $1,089,902 as of December 31, 2008 and 2007, respectively.  The Company was owed a total of $1,817,228 and $768,993 as of December 31, 2008 and 2007, respectively.

NOTE 7.  CONCENTRATIONS AND SIGNIFICANT CUSTOMERS

The Company has concentrated credit risk for cash by maintaining deposits in one bank.  These balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  From time to time during the years ended December 31, 2008 and 2007, the Company’s cash balances exceeded the federally insured limits.

Financial instruments that potentially subject the Company to credit risk consist primarily of trade receivables.  Three large publicly-held companies with various independent divisions represented 40%, 16%, and 13% of the Company’s gross sales and 92%, 1%, and 1% of outstanding trade receivables for the year ended December 31, 2008 and two such companies represented 77% and 11% of gross sales and 98% and 0% of outstanding trade receivables for the year ended December 31, 2007.

The Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing prices for petroleum-based products. Historically, the energy markets have been very volatile, and there can be no assurance that these prices will not be subject to wide fluctuations in the future. A substantial or extended decline in such prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and access to capital and on the quantities of petroleum-based product that the Company can economically produce.

NOTE 8.  SEGMENT REPORTING

The Company’s reportable segments include the Black Oil and Refining and Marketing divisions.  Segment information for the years ended December 31, 2008 and 2007, is as follows:

YEAR ENDED DECEMBER 31, 2008

	Black Oil	Refining	Total
Revenues	$45,149,632	$20,063,662	$65,213,294

Cost of revenues	43,275,370	20,057,771	63,333,141

Gross profit	1,874,262	5,891	1,880,153

Selling, general and administrative expenses	1,438,896	718,369	2,157,265

Income (loss) from operations	435,366	(712,478)	(277,112)
Net income (loss)	$435,366	$(712,478)	$(277,112)

Total Assets	$2,683,420	$1,888,323	$4,571,743

YEAR ENDED DECEMBER 31, 2007

	Black Oil	Refining	Total
Revenues	$34,026,749	$7,997,750	$42,024,499

Cost of revenues	32,449,300	6,375,291	38,824,591

Gross profit	1,577,449	1,622,459	3,199,908

Selling, general and administrative expenses	646,031	322,532	968,563

Income from operations	931,418	1,299,927	2,231,345
Net income	$931,418	$1,299,927	$2,231,345

Total Assets	$3,064,117	$2,225,944	$5,290,061

NOTE 9.  MERGER AGREEMENT

In May, 2008, Vertex Energy, L.P., Vertex Energy, Inc., a Nevada Corporation (“Vertex Nevada”), Vertex Merger Sub, LLC, and Benjamin P. Cowart, an individual, executed an agreement and plan of merger (“the merger”), with World Waste Technologies, Inc., a publicly traded California corporation.  Pursuant to the terms of the agreement, the Partnership will transfer certain business operations to a merger corporation. The merger closed on April 16, 2009.  See Note 10.

NOTE 10. SUBSEQUENT EVENTS

Vertex LP entered into an agreement with a third party effective January 21, 2009 to provide feedstock to a used oil re-refinery plant in the Denver, Colorado area.  This plant will recycle used motor oil and other hydrocarbons.  The agreement will commence upon completion of the construction and testing phases of the plant and commencement of operations resulting in the sale of vacuum gas oil from the plant.  The agreement will continue in effect until the completion of seven contract years. The agreement is to renew for a three year period making a total of ten contract years.  A contract year will be the twelve consecutive calendar months commencing with January of each calendar year during the term of the agreement, except during the first year of commercial operations, which is expected to be only a portion of a contract year. The Company is under contract to supply approximately 55,000 barrels of feedstock per month.  The agreement may be terminated at any time by the mutual agreement of the parties. Processing, in connection with the contract, is anticipated to begin on or around January 2011.  This agreement was assigned to the Company on March 3, 2009.

On February 2, 2009, World Waste loaned the Partnership $1 million.  The note is due at the earliest of: the consummation of the close of the merger with the Company, April 30, 2009, or 60 days following the termination of the merger.  The proceeds were used by the Partnership for working capital purposes.   The note was secured by the assets of Vertex LP and was junior to existing bank debt.  The note was extinguished in connection with the closing of the merger transaction and was used to offset consideration paid to partners of Vertex LP at closing.

Vertex LP entered into an agreement with a third party effective March 18, 2009 to provide used oil feedstock for a period of eighteen months commencing on the effective date of the agreement. The agreement may be terminated after six months if the Company is not able to satisfy the need with respect to quality or quantity which is 8,000 barrels of recovered oil per calendar month. It is anticipated that this agreement will be assigned to the Company in the near future.

At a special meeting of World Waste’s stockholders held on March 6, 2009, the holders of a majority of the outstanding shares of each of World Waste’s common stock, Series A preferred stock and Series B preferred stock, adopted the Merger Agreement among World Waste, Vertex LP, Vertex Nevada, Vertex Merger Sub, LLC, a California limited liability company and wholly-owned subsidiary of Vertex Nevada, and Benjamin P. Cowart, as agent for the stockholders of Vertex Nevada. The merger closed on April 16, 2009.

In connection with the merger agreement, Vertex Nevada assumed the Partnership’s operations in connection with the fulfillment of a certain relationship with a major customer and assumed the operations of the Partnership’s refining and marketing division. The presented historical assets of Vertex LP will remain the property of the Partnership following the merger.  Accordingly, no assets of the Partnership were transferred to the merger corporation.  Although subsidiaries controlled by the Partnership were not transferred, the new merger corporation will have the right to acquire these subsidiaries under certain circumstances specified in the merger agreement.  Certain Partners of Vertex LP received cash proceeds of $4.4 million as part of the merger.

NOTE 10. SUBSEQUENT EVENTS (CONTINUED)

Upon consummation of the merger, World Waste merged into Vertex Merger Sub, LLC, a wholly-owned subsidiary of Vertex Nevada, and Vertex Nevada succeeded to World Waste’s reporting obligations under the Securities Exchange Act of 1934, as amended.

As a result of the merger, each outstanding share of World Waste’s common stock was exchanged for 0.10 share of common stock, par value $0.001 per share, of Vertex Nevada, each share of the World Waste’s Series A preferred stock outstanding was exchanged for 0.4062 shares of Vertex Nevada Series A preferred stock, par value $0.001 per share, and each outstanding share of World Waste’s Series B preferred stock was exchanged for 11.651 shares of Vertex Nevada's Series A preferred stock.  Each option and warrant to acquire a share of World Waste’s common stock is to be exchanged for options and warrants to acquire common stock of Vertex Nevada at the same conversion rate as the common stock (the “Merger”)   As a result of the foregoing, the total number of shares of Vertex Nevada common stock outstanding immediately following the Merger, once issued, was 8,261,659 shares, and there were 4,726,442 shares of Vertex Nevada Series A preferred stock outstanding.

Vertex Nevada assumed warrants to purchase approximately 94,084 shares of its common stock, each at a nominal exercise price and warrants to purchase an aggregate of 542,916 shares of common stock with exercise prices ranging from between $10.00 and $27.50 per share and options to purchase 618,800 shares of common stock with exercise prices ranging from between $1.55 to $37.00 per share in connection with the Merger.  Vertex Nevada also granted warrants to purchase an aggregate of 774,478 shares of Vertex Nevada’s common stock to the partners of Vertex LP, which warrants had various exercise prices ranging from $1.55 to $37.00 per share, and had various expiration dates from between April 28, 2010 and February 26, 2018, and which warrants represented 40% of the total outstanding warrants and options of World Waste (not taking into account the warrants with a nominal exercise price, as described above) on the effective date of the Merger.

As a result of the Merger, the counterparties to the Merger transaction became the holders of approximately 42% of Vertex Nevada’s outstanding voting securities.  Benjamin P. Cowart, who owns 39% of Vertex Nevada’s outstanding shares, entered into voting agreements with other shareholders whereby he controlled approximately 58% of the Vertex Nevada voting common stock as to the vote of four of Vertex Nevada’s five Directors for three years. Due to the closing of the transaction subsequent to December 31, 2008, the financial results of World Waste are not reflected in the accompanying financial statements.

The Merger was accounted for as a reverse acquisition of World Waste pursuant to which Vertex Nevada is considered to be the accounting acquirer. In the merger, the shareholders of World Waste exchanged 100% of their shares for approximately 42% of the total capital stock of Vertex Nevada. Vertex Nevada is the continuing entity for financial reporting purposes. Accordingly, the reverse merger was accounted for as a recapitalization of Vertex Nevada.

NOTE 10. SUBSEQUENT EVENTS (CONTINUED)

In connection with the close of the Merger in April 2009, World Waste delivered to certain of Vertex Nevada’s existing stockholders a total of $3.4 million in cash, which in addition to the $1 million loan made in February 2009, totaled $4.4 million in consideration. World Waste also transferred approximately $2.2 million of cash to Vertex Nevada and Vertex Nevada will assume up to $1.6 million of Vertex LP’s indebtedness as well as other specified ongoing business obligations.  Therefore, as a result of the merger, the combined entity had cash on hand of approximately $2.2 million.  Vertex Nevada has secured a line of credit in the amount of up to $3.5 million (which amount shall in no event be more than 80% of certain accounts held by Vertex Nevada and 50% of the total amount of Vertex Nevada’s inventory, as otherwise described in the Letter Agreement), in connection with its entry into a Letter Loan Agreement (the “Letter Agreement”) and a Revolving Line of Credit (the “Line of Credit”) with Regions Bank (“Regions”) which is expected to be used for feedstock purchases and general corporate purposes.  The Line of Credit bears interest at LIBOR rate plus 4% per annum, subject to a minimum of 5% per annum, adjusted monthly, and which is due on May 25, 2010.  The Letter Agreement also provided for a $1.6 million loan, which Vertex Nevada has not borrowed against to date (the “Letter Loan”) and a $500,000 equipment guidance line, which Vertex Nevada has not utilized to date.  The Letter Loan would be due on May 25, 2010, and accrue interest at the rate of the greater of 5% or the LIBOR rate plus 1.5% per annum, adjusted monthly.  The Line of Credit (and the Letter Loan and equipment guidance line, should Vertex Nevada choose to draw on such loans) are secured by a Security Agreement, which gives Regions a security interest in substantially all of Vertex Nevada’s assets.  The Line of Credit also provided that Vertex Nevada would pay Regions an aggregate of $17,500 in borrowing fees, and would pay Regions a fee equal to the unused amount of the Line of Credit multiplied by 0.35%, accruing daily and payable at the end of each calendar quarter.  The Line of Credit also requires that Vertex Nevada meet and comply with certain liabilities to assets ratios and lending ratios described in greater detail in the Line of Credit, as well as certain other affirmative and negative covenants, the breach of which trigger a default of the Line of Credit.

World Waste’s stock was quoted on the OTC Bulletin Board under the symbol “WDWT.OB”, until May 4, 2009, when Vertex Nevada’s common stock symbol became listed under “VTRN.OB” as a result of the Merger. Additionally effective May 4, 2009, Vertex Nevada’s common stock was effectively reversed in a ratio of one for ten (1:10) as a result of the exchange ratios set forth in the Merger Agreement.

On or around May 5, 2009, Vertex Nevada entered into an agreement with a third party to supply the third party with a re-refined cutterstock product.  Vertex Nevada has not yet begun supplying feedstock under the agreement, which calls for commencement of deliveries on or before July 30, 2009.  Pursuant to the terms of the agreement, Vertex Nevada agreed to supply 800 to 2,500 barrels of finished product per day to the third party in consideration for payment to be made to Vertex Nevada.  Vertex Nevada anticipates supplying feedstock pursuant to the terms of the agreement provided that its Vertex Thermo-Chemical re-refining process is operational at that time.  Commissioning and restarting the Vertex Thermo-Chemical process will require additional investment in engineering and equipment related to the process and while Vertex Nevada intends to meet the timelines and specifications defined in the agreement, no assurance can be provided that it will be able to do so.

Vertex Nevada has been in the process of negotiating a new agreement in connection with its recovered oil supply agreement with Omega Refining, LLC (“Omega”), while still operating under the terms of its prior contract, which expired on September 30, 2008.  Vertex Nevada has been working with Omega to establish a supply relationship based on “spot market” pricing and volumes, and for future transactions, price and volume will be variable and negotiated based on the market prices at that time.  To date, Vertex Nevada has not been able to agree to an arrangement that is acceptable to Vertex Nevada and on or about May 4, 2009 Vertex Nevada concluded that Omega had no intention to continue operations pursuant to the terms of the previously expired agreement.

NOTE 10. SUBSEQUENT EVENTS (CONTINUED)

The possible “spot market” relationship with Omega may encompass the supply of recovered oil during May or June 2009, and then may provide monthly “spot contracts” for the purchase of recovered oil on a moving forward basis.  This proposed agreement would be a change from its prior relationship which held us to a “performance margin”, to a relationship in which we are able to participate in the market spreads that can be gained based on how we buy and sell its product.  However, instead of maintaining consistent revenues from its relationship with Omega, as we did under the terms of the prior agreement, any revenues we generate from a new “spot market” relationship will be subject to Omega’s actual monthly need for recovered oil and the market rates and spreads associated with such recovered oil.

Vertex Nevada has not however entered into any definitive agreement with Omega.  Prior to the termination by Omega of its original working relationship, described above, substantially all of its Black Oil revenues were generated through its relationship with Omega.  As a result, its revenues and results of operations could be adversely affected as a result of the termination of its previous working arrangement with Omega, even in the event Vertex Nevada enters into a “spot market” relationship with Omega following the date of this report.  Vertex Nevada is also actively working to establish arrangements with other potential customers of its products such as blenders and burners of Black Oil.